Exhibit 10.16

Land Contract

Yejiazhuang VillageôDabucun Village

Contractor: Weifang Yuhe Poultry Co., Ltd

April 12 th , 2005

Party A: Dabucun Village Committee; Yejiazhuang Village Committee
Representative: Yu Qingtao

Party B: Weifang Yuhe poultry Co., ltd
Representatives: Gao Zhentao
Pursuant to regulations of Agriculture Law of People’s Republic of China , Land Administration Law of the People’s Republic of China , The Law of the People's Republic of China on Land Contract in Rural Areas , Interim Measures for the Administration of collectively-owned land of Hanting District , based on equality and friendly negotiations, the two parties entered into this contract.

I.	Rights and responsibilities of the two parties

1,	The land: The land of Party A located in the north of Yejiazhuang, with a gross area of 106 mu (about 666.6 square meters), including 12.5 mu (about 666.6 square meters) located in Dabucun.

2,
Terms and the purpose: Party B shall buy the above described land about 106 mu (about 666.6 square meters) from Party A, for the construction of breeding farms , with a term of 30 years, from April 12 th , 2005 to April 12 th ,2035 .

3,
The contracting fees for the first five years shall be paid at one time, with a contract price of 350 RMB per mu (about 666.6 square meters); the following years’ contracting fees should be paid before October 1 st of each year with a contract price of 400 RMB per mu(about 666.6 square meters).

4,	The two parties shall comply with the commandeer of the land by the government.

5,
During the terms of this contract, Party B shall dismantle their buildings and facilities located on the land in the event of construction of the government, and Party A shall not be responsible for the indemnification.

6,
At the time of expirationôif Party B does not plan to continue to contract for the land , Party B shall be responsible for dismantle the buildings and facilities located on the land , and recover the land. Party B has preferential contracting right among other potential contractors of the same conditions, and a renewal contract is needed.

7,	During the terms of this contract, Party B shall not change the usage of the land, nor can they subcontract the land without prior consent of Party A.

8,
After the commencement of this contract, in the event the construction and usage of the land by Party B is prevented by the villagers, Party A shall be responsible for the settlement of these disputes.

II.	Responsibilities for the Violations of this Contract

1,	The two parties should comply with the contract, otherwise, the party in breach shall be responsible for the indemnification to the other party.

2,	During the terms of this contract, if Party B breaches any of the provisions of this contract, Party A has the right to revoke this contract and get back the above described land.

3,
If Party B fails to pay the fees on time, Party B shall have to pay 1% penalty of the fees for the every delayed day. If the delay of the payment exceeds 6 months, Party A has the right to revoke this contract, get back the land and claim for indemnification.

IV.	Settlement of Disputes

Any dispute arising out of performance under this Agreement shall be settled through friendly negotiations by both Parties. In the event that negotiations should fail to settle the dispute, either party shall be submitted the disputes to courts of justice.

IV.	Others

1,	This contract is made out in four original copies, with one copy to be held by Party A, Party B, Dabucun Village Committee, and Hanting Committee Office respectively.

2,	This contract shall come into effect after the signature by the both parties.

Party A : Dabucun Village Committee:, Yejiazhuang Village Committee
Representatives:Yu Qingqing

Party B:	Weifang Yuhe Poultry Co., Ltd
Representatives: Gao Zhentao

Date: April 12 th , 2005